Exhibit 4.3

NON-NEGOTIABLE
FULLY SUBORDINATED SURPLUS NOTE

US$500,000	[DATE]
     FOR VALUE RECEIVED, subject to the terms and conditions hereinafter set forth in this promissory note (the “Note”), GUARANTEE INSURANCE COMPANY, an insurance company organized under the laws of the State of South Carolina and having its principal offices in South Carolina (the “Borrower”), hereby unconditionally promises (subject to the applicable provisions of the South Carolina Insurance Code and the Rules and Regulations of the South Carolina Insurance Department) to pay to            (the “Lender”), by wire transfer to such account in the United States as the holder of this Note may specify to the Borrower in writing, in lawful money of the United States of America (“US Dollars” or “US$”), the principal sum of            payable on the Principal Payment Date (as defined below). The Borrower further promises to pay interest on the unpaid principal balance hereof outstanding from time to time from the date hereof until payment in full hereof at the rates and on the dates determined in accordance with this Note. The Lender is authorized to record the interest rate applicable to the loan evidenced hereby (the “Loan”) and each payment or prepayment of principal hereof in its internal records, and any such notation shall constitute prima facie evidence of the accuracy of the information so recorded.
     Defined Terms. In this Note the following terms have the following meanings:
     “Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in Columbia, South Carolina, or New York, New York, are authorized or obligated by law or by local proclamation to close.
     “Interest Payment Date” means, with respect to an Interest Period, the Business Day that immediately follows the last day of such Interest Period and, as applicable, the date of payment or prepayment in full of the Loan.
     “Interest Period” means the period commencing on the date hereof or on the last day of the preceding Interest Period, as the case may be, and ending on the last day of each calendar quarter; provided that no Interest Period shall extend beyond the last Principal Payment Date.
     “Principal Payment Date” means the date which is sixty (60) months from the date hereof.

     Restrictions on Payment. Notwithstanding anything to the contrary in this Note:
     (a) No part of the principal hereof or interest hereon shall be paid without the prior authorization of such payment by the Director of Insurance of the State of South Carolina unless, after such payment, the total adjusted capital and surplus of the Borrower, as calculated under the rules and regulation prescribed by the National Association of Insurance Commissioners, will exceed 400% of the Authorized Control Level Risk Based Capital stated in the most recently filed Annual Statement of the Borrower.
     (b) No part of the principal hereof or interest hereon shall be paid except out of surplus, excluding capital, and only if the Borrower maintains its reserves and its minimum capital and surplus as required by the South Carolina Insurance Department.
     (c) No part of the principal hereof or interest hereon shall be paid or payable an demand of the holder of this Note or be carried, considered or reported as a legal liability of the Borrower. The entire principal amount hereof and the accrued interest hereon remaining unpaid from time to time shall be carried, considered and reported as a special surplus account in all financial statements published by the Borrower or filed with the Director of Insurance of the State of South Carolina or any other state in which the Borrower shall be qualified to do business.
     Subordination. Repayment of the principal hereof and payment of the interest hereon shall be and is hereby subordinated to the prior payment of, or provision for, all general liabilities of the Borrower and the claims of policyholders and creditors of the Borrower, but shall rank superior to the claim, interest and equity of the shares or shareholders of the Borrower, and such subordination shall be equally applicable in the case of any merger, consolidation, liquidation, rehabilitation, reorganization, dissolution, sale or other disposal of all, or substantially all, of the assets (including the assumption, whether by reinsurance or otherwise, of the major portion of the business of the Borrower in force pursuant to reinsurance agreement or agreements approved by the Director of Insurance of the State of South Carolina) of the Borrower.
     Optional Prepayment. Subject to the Restrictions on Payment and Subordination provisions set forth above, the Borrower may, at any time and from time to time, prepay the Loan, in whole or in part, without premium or penalty but subject to breakage costs as provided in clause (c) of the paragraph entitled Indemnity below, on at least three Business Days’ irrevocable notice to the Lender (effective on receipt), specifying the date and amount of prepayment. If such notice is given, the Borrower shall make such prepayment, and the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid and any breakage costs.

     Interest Rates and Payment Dates.
     (a) The Loan shall bear interest on the unpaid principal amount thereof at a fixed rate per annum equal to three percent (3.0%), compounded annually, payable in arrears for each Interest Period on the Interest Payment Date for each such Interest Period.
     (b) Any overdue principal of the Loan and (to the extent permitted by applicable law) any overdue interest on the Loan and any other overdue amount payable hereunder shall bear interest from the date of such non-payment until paid in full (after as well as before judgment) at a fixed rate per annum equal to three percent (3.0%), compounded annually, payable in arrears on the last Business Day of each calendar month.
     (c) Interest under any provision of this Note shall be calculated on the basis of a 360-day year for the actual days elapsed.
     Indemnity. The Borrower agrees to indemnify the Lender and to hold the Lender harmless from any loss or expense that the Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on the Loan, including (but not limited to) any such loss or expense arising from interest or fees payable by the Lender to lenders of funds obtained by it in order to maintain the Loan or (b) default by the Borrower in making any prepayment after the Borrower has given notice thereof in accordance herewith or a prepayment of the Loan on a day that is not the last day of its Interest Period. This covenant shall survive payment of the Loan.
     Payments. All payments of principal of, interest on and all other amounts due under this Note shall be made prior to 12:00 noon (New York time) on the due date and shall be made in US Dollars by wire transfer to such account as the Lender may specify to the Borrower in writing. If any payment hereunder (other than payments of principal of or interest on Loan) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension. If any payment of principal of or interest on the Loan becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day. All payments on this Note shall be applied first to interest and then to principal.
     Expenses. The Borrower agrees to indemnify and hold harmless the holder of this Note from and against any and all liability, claims, costs and expenses in connection with the execution and delivery of this Note and/or the due and proper exercise by the holder hereof of any rights, remedies, powers or privileges authorized hereunder, including (but not limited to) all costs and reasonable attorneys’ fees and disbursements (including allocated costs and expenses of attorneys and paralegals who are employees of the Lender) incurred in any action or proceeding to collect this Note, provided that such indemnity does not apply to any losses, claims, liabilities or expenses to the extent they arise from the Lender’s gross negligence or willful misconduct.
     Taxes. The Borrower shall make all payments of interest, principal and other amounts due under this Note free and clear of and without deduction for or on account of any taxes. The Borrower shall pay all taxes for its own account prior to the date on which penalties would be incurred and, if compelled by law to make any deduction, the Borrower shall pay to the Lender such additional amounts as may be necessary to ensure that the Lender receives the full amount that would be due to it if there had not been such deduction. In addition, the Borrower will pay any stamp or other taxes, registration fees or other duties by whomsoever imposed with respect to the preparation, execution, delivery, registration, performance and enforcement of this Note. The Borrower will supply to the Lender evidence satisfactory to the Lender of the Borrower’s payment of each of the aforesaid amounts, and, if any such amount is paid by the Lender, the Borrower hereby indemnifies the Lender therefor, together with any interest, penalties and expenses paid or payable in connection therewith.
     Information. The Borrower shall provide the Lender with such financial and other information concerning its business and operations as the Lender may reasonably request from time to time.
     Representations and Warranties. The Borrower hereby represents and warrants to the Lender that (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina, is duly qualified to do business and in good standing in each jurisdiction in which the character of its properties or the transaction of its business makes such qualification necessary and has full corporate power to own its properties, to carry on its business as now being conducted and to execute and deliver this Note; (b) its execution and delivery of this Note and the borrowing evidenced hereby (i) have been duly authorized by all requisite corporate action on its part, (ii) do not require the approval of its stockholders, (iii) will not (A) violate any law or its Certificate of Incorporation or By-Laws, (B) violate any governmental or agency rule or regulation applicable to the Borrower or any order of any court, tribunal or governmental agency binding on it or any of its properties, (C) violate, be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any indenture, agreement, license or other instrument or contract to which it is a party or by which it or any of its properties is bound or (D) result in the creation or imposition of any lien of any nature whatsoever on any of its assets and (iv) do not require any license, consent or approval of any governmental agency or regulatory authority, except the South Carolina Insurance Department; and (c) this Note has been duly executed and delivered by the Borrower and is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally.

     Events of Default. If any of the following events (each, an “Event of Default”) occurs for any reason whatsoever:
     (a) the Borrower fails to pay any of its obligations hereunder when due;
     (b) the Borrower otherwise defaults in the due performance or observance of any covenant, undertaking, representation or warranty set out in this Note or in any other agreement with the Lender or any of its affiliates and such default continues for fifteen (15) days after the Lender gives written notice to the Borrower;
     (c) any representation, warranty or other statement made in this Note or otherwise in writing by or on behalf of the Borrower in connection with the Loan proves to be or to have been incorrect or misleading in any material respect as of the date at which it was made or deemed to be made;
     (d) the Borrower (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its assets, (ii) admits in writing its inability to pay its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) files a petition seeking to take advantage of any laws relating to bankruptcy, insolvency, reorganization, winding up, composition or adjustment of debts or (v) acquiesces in writing to any petition filed against it in an involuntary case under any such laws; or
     (e) a case or other proceeding is commenced, without the application or consent of the Borrower, in any court of competent jurisdiction seeking the liquidation, reorganization, dissolution, winding up or composition or readjustment of debts of the Borrower, the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or of all or any substantial part of its assets, or any similar action with respect to the Borrower under any laws relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding continues undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days; or an order for relief in respect of the Borrower is entered in an involuntary case under any such laws;
then, subject to the Restrictions on Payment and Subordination provisions set forth above, (i) upon the occurrence of any Event of Default specified in paragraph (d) or (e) above, all amounts owing under this Note shall immediately become due and payable without any election or action on the Lender’s part, and (ii) upon the occurrence of any other Event of Default, the Lender may, by notice to the Borrower, declare all amounts owing under this Note to be immediately become due and payable, whereupon they shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. If an Event of Default has occurred and is continuing, the Lender may set-off and apply, at any time in its sole discretion, any amount then owing by the Lender or any affiliate of the Lender against any amount then due to the Lender from the Borrower, the details of any such application to be promptly notified to the Borrower.
     Miscellaneous. No failure on the part of the Lender to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy of the Lender.
     No modification or waiver of any provision of this Note or consent to any departure from any such provision shall in any event be effective unless it is in writing and signed by the Borrower and the Lender with the prior written approval of the Director of Insurance of the State of South Carolina, and then such modification, waiver ot consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower in any case shall, of itself, entitle the Borrower to any other or further notice or demand in similar or other circumstances.
     Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. No provision of this Note shall require the payment, or permit the collection, of interest in excess of the highest rate permitted by applicable law.
     Except as otherwise expressly provided herein, all notices or other communications to the Borrower or the Lender related to this Note shall be in writing (including facsimile transmissions) and shall be delivered or transmitted by facsimile to the other party at its address set forth below, or at such other address as may hereafter be specified to the other parry in writing:

If to the Borrower:	Guarantee Insurance Company
1061 521 Corporate Center, Suite 140
Fort Mill, SC 29715
Attn: Lucia A. Tompkins, President
Facsimile No.: (803) 396-5221

If to the Lender:	Westwind Holding Company LLC
7560 Commerce Court
Sarasota, FL 34243

     The Borrower hereby waives any presentment, notice of dishonor, protest or other notice of any kind that is not expressly required by the terms of this Note.
     This Note shall be binding on the Borrower and its successors and assigns and shall inure to the benefit of the Lender and its successors and assigns; provided, however, that the Borrower may not assign its rights and obligations hereunder without the prior written consent of the Lender. This Note may be transferred only by noting the transfer on the books of the Borrower upon surrender of this Note properly assigned in exchange for a reissued Surplus Note. The reissued Note must be submitted to the Director of Insurance of the State of South Carolina prior to delivery to the transferee and shall include all the terms, conditions, limitations and provisions contained herein.
     No recourse under or upon any obligation, covenant or agreement contained in this Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any shareholder, officer or director, as such, past, present or future, of the Borrower or any successor corporation, either directly or through any trustee, receiver, or any other person; it being expressly understood that this Note is solely a corporate obligation of the Borrower and that any and all personal liability, and any and all rights and claims against every such shareholder, officer or director, as such, are hereby expressly waived and released by the holder hereof by acceptance of this Note and as a part of the consideration for the issuance hereof.
     This Note is issued and delivered in the State of South Carolina, and it shall be governed by, and construed in accordance with, the laws of the State of South Carolina.
     EACH OF THE BORROWER AND, BY ITS ACCEPTANCE OF THIS NOTE, THE HOLDER OF THIS NOTE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS NOTE AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

GUARANTEE INSURANCE COMPANY

By:
Lucia A. Tompkins
President
ATTEST:
Lisa Leachman Hirsch
Secretary